                                                                    EXHIBIT 10.3

                                AMENDMENT NO. 1

                                      TO

                        LYONDELL PETROCHEMICAL COMPANY

                            EXECUTIVE DEFERRAL PLAN

Pursuant to the authority contained in resolutions adopted by the Board of Directors of Lyondell Petrochemical Company (the "Company") and Article VII,
Section 1 of the Lyondell Petrochemical Company Executive Deferral Plan adopted effective as of October 1, 1990 (the "Plan"), the Plan is hereby amended as follows:

     1. Effective as of July 1, 1993, Article I, Section 3.3 of the Plan is hereby deleted in its entirety and a new amended and restated Section 3.3 is hereby substituted in place thereof and shall read as follows:

        "3.3   Awards means cash awards made under the Lyondell Petrochemical
        Company Annual Incentive Plan or awards under any other plan that the Board of Directors of Lyondell Petrochemical Company has authorized the Company to adopt and has further authorized awards thereunder to be treated as Awards under this Plan."

     2. Effective as of July 1, 1993, Article I, Section 3.31 of the Plan is hereby deleted in its entirety and a new amended and restated Section 3.31 is hereby substituted in place thereof and shall read as follows:

        "3.31 Termination of Employment means the termination of an Employee's employment within the Company. For purposes of this definition Company shall include Atlantic Richfield Company and ARCO Chemical Company, as well as LYONDELL-CITGO Refining Company Ltd. or any subsidiary or affiliate of such company, in determining whether a Termination of Employment has occurred. A transfer to any such company shall not be a Termination of Employment for purposes of this Plan."

     3. Effective as of July 1, 1993, Article I is amended to add, as Section 3.33, the following new definition:

        "3.33  Survivor Benefit means the benefit provided by Section 4.1 of
        Article IV in the event of the Participant's death."

     4. Effective as of July 1, 1993, Article II, Section 6.1 is hereby deleted in its entirety and a new amended and restated Section 6.1 is hereby substituted in place thereof and shall read as follows:

        "6.1   A Participant's Deferral Commitments shall be irrevocable
        regardless of a transfer of employment among Lyondell Petrochemical Company, Atlantic Richfield Company or ARCO Chemical Company, as well as LYONDELL-CITGO Refining Company Ltd. or any subsidiary or affiliate of any such company. In the case of such a transfer, the Participant's Deferral Commitment shall apply to Awards, Salary or ESSP Benefits, as applicable, granted by the transferee company and the applicable Plan of the transferee company shall assume responsibility for the remaining period, if any, of any Deferral Commitment that the Participant made under the transferor company.

     5. Effective as of July 1, 1993, Article IV, Section 4.1, relating to the amount of survivor benefit, is hereby deleted in its entirety and a new amended and restated Section 4.1 is hereby substituted in place thereof and shall read as follows:

         "4.1  Amount and Form of Benefits:

              (a) Death After Age 65. If the Participant dies on or after attaining age 65, the amount of the Survivor Benefit shall be equal to the Participant's Account balance, increased by the applicable Interest Rate on the unpaid Account balance during the period in which Survivor Benefit payments are being made to the Participant's Beneficiary, and payable in the form elected by the Participant.

              (b) Death Prior to Termination of Employment and Prior to Age 65.

              (1) Benefit Determination. If a Participant dies prior to attaining age 65 and prior to Termination of Employment, the Survivor Benefit payable with respect to such Participant shall be determined by comparing the following values:

                  (A) With respect to each Deferral Unit, the net present value of a stream of annual payments each of which equals (i) 40 percent of the Participant's Deferral Unit, and which are payable on the date of the Participant's death and on each anniversary of such date until the date on which the Participant would have attained age 65. For purposes of this calculation (i) the applicable discount rate shall be determined by the Administrative Committee, in its sole discretion, and (ii) Deferral Units relating to Deferral Commitments that have not been completed prior to the Participant's death shall be determined in accordance with the provisions of Section 4.1(b)(1)(C) below; and

                  (B) The value of the Participant's Account balance at his date of death.

              If the value determined in paragraph (A) above is greater than the value determined in paragraph (B), then the death benefit shall be as described in Section 4.1(b)(2)(A), and if the value determined in paragraph (B) above is greater than the value determined in paragraph (A), then the death benefit shall be as described in
              Section 4.1(b)(2)(B).

                  (C) For purposes of calculating the amount of a Deferral Unit where a Participant has died before he completes the Deferral Commitments with respect to that Deferral Unit, the Participant's Salary (for purposes of determining Deferral Units with respect to either Salary or ESSP Benefits) and Awards for relevant years or other time periods ending after his death shall be deemed to be as follows:

                       (i) Salary for each such year or time period shall be the
                   Participant's annual base Salary in effect on the date of his death, increased for each relevant year after his death by the escalation factor for such year, determined in the sole discretion of the Administrative Committee; and

                       (ii) Awards for each such year shall be the amount that
                   is the highest average amount of the Participant's actual Awards for any three consecutive years during the last ten years during which the Participant received Awards from the Company or, for years prior to the Effective Date, from a Subsidiary or Affiliate (or in fewer than ten, the total number of years for which the Participant received Awards).

              (2) Amount and Form of Payment.

                   (A) The annual Survivor Benefit payable with respect to
              Section 4.1(b)(1)(A) shall be equal to the aggregate, for all of the Participant's Deferral Units, of 40 percent of such Deferral Units. For this purpose, Deferral Units relating to Deferral Commitments that have not been completed prior to the Participant's death shall be determined in accordance with the provisions of Section 4.1(b)(1)(C). Notwithstanding the foregoing, one-twelfth of the annual Survivor Benefit shall be paid monthly from the Participant's date of death until the end of the month in which the Participant would have attained age 65.

                  (B) The Survivor Benefit payable with respect to Section
              4.1(b)(1)(B) shall be the value of the Participant's Account balance at his date of death, increased by the applicable Interest Rate on the unpaid Account balance during the period in which Survivor Benefit payments are being made to the Participant's Beneficiary, and shall be paid in monthly installments over the greater of:

                       (i) the period described in Section 4.1(b)(2)(A); or

                       (ii) the period over which the Participant had elected to
                  have installment payments made after his retirement.

                  (C) Notwithstanding any other provision of this Plan, if the
              Survivor Benefit payable is the amount determined under Section 4.1(b)(2)(A, and if the Participant completed (or, pursuant to Section 4.1(b)(1)(C), is deemed to have completed) a portion of the Deferral Commitment attributable to one or more of the applicable Deferral Units while an employee at LYONDELL-CITGO Refining Company Ltd. and a portion of such Deferral Commitment while a Participant in this Plan, then the annual amount of the Survivor Benefit determined pursuant to Section 4.1(b)(2)(A) shall be equal to the product of (i) the amount of the Survivor Benefit determined pursuant to Section 4.1(b)(2)(A), multiplied by (ii) a fraction, the numerator of which is equal to the portion of the Deferral Commitment attributable to the applicable Deferral Unit or Units that the Participant completed (or, pursuant to Section 4.1(b)(1)(C), is deemed to have completed) under this Plan, and the denominator of which is equal to the sum of the Deferral Commitments attributable to the applicable Deferral Unit or Units that the Participant completed (or, pursuant to Section 4.1(b)(1)(C), is deemed to have completed) under this Plan and under the LYONDELL-CITGO Refining Company Ltd. Executive Deferral Plan. An example of the determination of the Survivor Benefit and the proration of that benefit between the Company and LYONDELL-CITGO Refining Company Ltd. is attached hereto as Appendix A.

              (c) Death After Termination of Employment and Prior to Age 65. If the Participant dies after Termination of Employment and prior to age 65, the Participant's Account balance shall be paid by continuation of the form of benefit that was payable to the Participant for the remaining payments that would have been made to

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

     the Participant if the Participant had lived, increased by the applicable Interest Rate credited on unpaid Account balances of deceased Participants during each year of the payment period to the Beneficiary. "


     6. Effective as of July 1, 1993, Article VI, Section 4, relating to interpretation of the Plan, is amended by revising the first sentence thereof to provide as follows:

     "The Administrative Committee shall have the exclusive right and discretionary authority to interpret the provisions of this Plan and to decide quotations arising in its administration."

     7. A new Appendix A, in the form attached to this Amendment No. 1 as
Exhibit 1, shall be added to the Plan at the end thereof.

     The undersigned, being duly authorized, on behalf of the Company has executed this Amendment No. 1 to the Plan in Houston, Texas on the 25th day of June, 1993.
                                            LYONDELL PETROCHEMICAL COMPANY

Attest: /s/ Gerald A. O'Brien               By: /s/ Richard W. Park
        --------------------------              --------------------------
                                                Richard W. Park
                                                Vice President, Human Resources

                                  EXHIBIT 1

                                  APPENDIX A

                                      TO
                        LYONDELL PETROCHEMICAL COMPANY
                           EXECUTIVE DEFERRAL PLAN

           EXAMPLE OF SURVIVOR BENEFIT DETERMINATION AND PRORATION

John Doe: Current Age - 49
Presumed to die on July 1, 1994

                      AIP                % Deferred                 Amount
                      ---                ----------                 ------
1992                  $39,000            100%                       $39,000
1993                      -0-             10%                           -0-
1994                  $60,000             10%                        $6,000
1995                  $60,000             10%                        $6,000
1996                  $70,000             10%                        $7,000
Total                                                               $58,000

                      BASE SALARY        % DEFERRED                 AMOUNT
                      -----------        ----------                 ------
1991                  $140,000           20%                        $28,000
1992                  $164,000            0%                            -0-
1993                  $170,000           10%                        $17,000
1994                  $180,000           10%                        $18,000
1995                  $190,000           10%                        $19,000
Total                                                               $82,000

Calculation of Survivor Benefit - Greater of:

     (a) 40% of Deferral Commitment

     $58,000 + $82,000 = $140,000 * 40% = $56,000 per year. for 15 yrs.

     The present value of this benefit would be determined by multiplying the annual benefit ($56,000) by the number of years the payment is to be made
     (15) and then applying a discount rate.

     If the discount rate is 7.8%, the present value of this benefit would be approximately $500,000.

     (b) Actual Account Balance

     Amounts deferred:
         $39,000 + $6,000 + $28,000 + $17,000 + $9,000 = $ 99,000
     Interest (est.)                                     $ 21,000
                                                         --------
     Total                                               $120,000

     $120,000 paid out over 15 years.

     The annual Survivor Benefit would be $56,000 for 15 years as (a) is greater than (b).

Proration of the Annual Survivor Benefit between Company and LYONDELL-CITGO:

     Company's Share: $56,000 * 75.5/140 = 30,200.

     LYONDELL-CITGO's Share: $56,000 * 64.5/140 = $25,800

                                       5